Exhibit 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS RECORD FIRST QUARTER RESULTS -
NET INCOME RISES BY 78 PERCENT;
FULL YEAR GUIDANCE RAISED;
QUARTERLY DIVIDEND INCREASED

PEMBROKE PINES, Florida, May 20, 2004. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the first quarter of Fiscal 2005 and provided guidance relating to the second quarter of Fiscal 2005 and the full fiscal year. In addition, the Company declared that it had increased its regular quarterly dividend to $0.07 on its Common Stock and to $0.035 on its Class A Common Stock.

First Quarter

Results for the first quarter of Fiscal 2005, which ended May 1, 2004, were as follows: Net income increased 78 percent to $27.7 million from $15.6 million in Fiscal 2004, which ended May 3, 2003. On a per share basis, diluted net income during the first quarter of Fiscal 2005 rose 75 percent to $0.28 per share compared to $0.16 per share in Fiscal 2004.

For the first quarter of Fiscal 2005, net sales increased 17 percent to $281.6 million, compared with $239.8 million for the same period last year. Comparable store sales for the first quarter of Fiscal 2005 increased 11 percent, after achieving an eight percent increase in last year’s first fiscal quarter.

First quarter comparable store sales by brand were as follows:

•	Claire’s North America: positive mid teens

•	Claire’s Europe: negative mid single digits

•	Icing by Claire’s: positive low twenties

Commenting on first quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “We began the year on a very positive note, following the substantial growth recorded last year. Our focus is on sustaining this momentum quarter after quarter. We are accomplishing this through disciplined buying and highly effective merchandising methods, so that our stores remain fresh and consistently offer our customers newness and value. Our sales are robust in both the jewelry and accessories categories. As expected, after Christmas, the emphasis turned away from gift items to jewelry, producing an inventory allocation of 67 percent jewelry and 33 percent accessories. Record levels of net income are attributable to the growth in comparable store sales, which enabled us to obtain additional leverage of fixed costs, as well as the increase in gross margins, which primarily are a function of the merchandise mix.”

Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary on the first quarter of Fiscal 2005. “Last year, a great deal of work was carried out to differentiate our Icing by Claire’s stores from the North American Claire’s stores and to feature merchandise that is most appealing to Icing’s core customer: young women between the ages of 17 to 27. During the second half of that year, Icing began to show significant improvement as measured by increases in comparable store sales. We are continuing our efforts to refine the Icing by Claire’s concept and believe its healthy performance can be sustained. Now, we are undertaking the same approach in Europe and it remains our belief that comparable store sales in Europe will begin to show improvement in the second half of the fiscal year.”

Store Count: End of First Fiscal Quarter:

	May 1, 2004	May 3, 2003
Claire’s North America	1,664	1,648
Claire’s Europe	705	663
Icing by Claire’s	459	513
Claire’s Nippon	131	115

Total	2,959	2,939

Business Outlook for the Second Quarter and Full Year – Fiscal 2005

Second Quarter:

For the second quarter of Fiscal 2005, we are estimating revenues between $295 and $297 million, an increase of 11 to 12 percent. Same store sales are projected to rise by 6 to 7 percent. This follows an increase of five percent in the second quarter of Fiscal 2004. Net income is projected to reach $28 to $29 million, or $0.28 to $0.29 per diluted share.

Full Year:

For Fiscal 2005 in its entirety, the Company has revised its projections upward in light of the strong performance in the first fiscal quarter. The Company is now projecting that revenues will grow by approximately nine to eleven percent to $1.23 billion to $1.25 billion and that diluted EPS will reach $1.41 to $1.45 per share, versus $1.23 per share last year. Same store sales are expected to grow by four to five percent.

Quarterly Dividend

The Board of Directors has increased the regular quarterly cash dividend payable on the Common Stock and the Class A Common Stock, to $0.07 per share and $0.035 per share, respectively. Payment will be made on June 18, 2004 to shareholders of record on June 8, 2004.

Conference Call Information

The Company will host its first quarter conference call on May 20, 2004, at 10:00 a.m. (EST). The call in number is 210-795-9101 and the password is “Claires.” A replay will be available through May 28, 2004. The replay number is 402-220-5348 and the password is 25247. The conference call is also being archived until May 28th on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of April 30, 2004, Claire’s Stores, Inc. operated approximately 2,830 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 130 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also operates 55 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Contact Information: Marisa F. Jacobs, Vice President of Corporate
Communications and Investor Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED
	May 1, 2004		May 3, 2003
Net sales	$281,591,000	100.0%	$239,756,000	100.0%
Cost of sales, occupancy, and buying expenses	125,524,000	44.6%	115,140,000	48.0%

Gross Profit	156,067,000	55.4%	124,616,000	52.0%

Other Expenses:
Selling and general administrative expense	104,245,000	37.0%	90,991,000	38.0%
Depreciation and amortization	10,659,000	3.8%	9,854,000	4.1%
Interest expense	30,000	0.0%	772,000	0.3%
Interest and other income	(1,210,000)	(0.4%)	(944,000)	(0.4%)

	113,724,000	40.4%	100,673,000	42.0%

Income before income taxes	42,343,000	15.0%	23,943,000	10.0%
Income taxes	14,651,000	5.2%	8,378,000	3.5%

Net income	$27,692,000	9.8%	$15,565,000	6.5%

Net Income per share:
Basic:
Net Income per share	$0.28		$0.16

Diluted:
Net Income per share	$0.28		$0.16

Weighted average number of shares outstanding:
Basic	98,916,000		97,696,000

Diluted	99,239,000		98,084,000

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	May 1, 2004	May 3, 2003
Assets
Current assets:
Cash and cash equivalents	$217,539,000	$167,271,000
Inventories	107,918,000	98,044,000
Prepaid expenses and other current assets	39,185,000	50,192,000

Total current assets	364,642,000	315,507,000

Property and equipment:
Land and buildings	18,151,000	18,091,000
Furniture, fixtures & equipment	228,690,000	209,603,000
Leasehold improvements	190,406,000	164,513,000

	437,247,000	392,207,000
Less accumulated depreciation and amortization	(247,626,000)	(219,288,000)

	189,621,000	172,919,000

Intangible assets, net	43,592,000	31,134,000
Other assets	15,834,000	13,594,000
Goodwill	198,868,000	198,142,000

Total Assets	$812,557,000	$731,296,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$40,881,000
Accounts payable	44,803,000	50,278,000
Income taxes payable	24,946,000	9,944,000
Accrued expenses	62,483,000	46,530,000

Total current liabilities	132,232,000	147,633,000

Long-term liabilities:
Long-term debt, excluding current portion	—	41,250,000
Deferred rent expense	17,657,000	16,073,000
Deferred tax liability	13,345,000	9,894,000

Total long-term liabilities	31,002,000	67,217,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	260,000	135,000
Common stock — par value $0.05 per share	4,687,000	2,309,000
Additional paid-in capital	49,413,000	33,198,000
Other comprehensive income	15,046,000	8,386,000
Retained earnings	579,917,000	472,418,000

Total Stockholders’ Equity	649,323,000	516,446,000

Total Liabilities and Stockholders’ Equity	$812,557,000	$731,296,000